Homevest

Homevest is a state-of-the-art platform that allows investors to purchase SEC-compliant shares in single-family rental properties for as little as $100.


Real Estate
Real Easy
Homevest
Trending
Properties
Stoke on Trent

Invest

$103.87 minimum investment

DEADLINE: May 31, 2024

in 16 days

UNIT PRICE

$6.11

TOTAL RAISED

$11,139

VALUATION

$10,998,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Homevest is a state-of-the-art platform that aims to allow investors to purchase SEC-compliant shares in single-family rental properties for as little as $100. The Homevest app aims to allow investors to browse, purchase, and monitor shares, all from their phones.

We specialize in buying and renting single family homes in key target regions to high quality, qualified renters. We then pass on rental income, via our platform to our fractional shareholders, similar to a company paying dividends to shareholders. If and when the house is sold, we pass along those capital gains as well.

Our goal is to make the benefits of real estate more accessible to the general public.

PROBLEM

According to Newsweek, a staggering 70 percent of Americans between the ages of 23 and 40 who want to buy a home say they can't afford to.

The problem is that traditional real estate investing is not accessible to many potential investors. High upfront costs and complicated transaction processes prevent many Americans from investing in real estate. Further, this trapped capital can be harnessed to provide comparative purchasing power in key real estate markets during a time of historically high interest rates.

Complicated Transaction Process

High Up-front Costs

Time-Consuming

Lack of Liquidity

Main reasons why Americans can't invest in Real Estate



Rising Home Prices
13.0%
Low Credit Score
16.0%
Bad Economy
10.0%
Job Insecurity
9.0%
Can't afford the down payment
35.0%
Student Debt
17.0%

Source: CNBC.com

SOLUTION

We are building a state-of-the-art platform that allows investors to purchase SEC-compliant shares in single family rental properties for as little as $100. The Homevest app is designed to allow you to browse, purchase, and monitor shares, all from your phone.

Harnessing the power of the crowd through fractional investment allows Homevest to make cash offers on each of the target properties. In this high interest rate environment, being able to make cash offers allows us to negotiate lower prices on better properties.

Our platform provides an opportunity for investors to invest in real estate without having to purchase an entire property. The traditional process of investing in rental properties is complex and time-consuming, with a steep learning curve and significant time and resources required. Homevest sets out to simplify the process and make it accessible to anyone, with a mission to empower the world to build wealth through modern real estate investing.




Stoke on Trent
Stoke on Trent $75
725 / 9275
Shares left
$304,000 $730
Buy Shares


Trending Properties
Stoke on Trent
$75

BUSINESS MODEL


It's Easy to Get Started.
Signing up with Homevest is simple and only takes a few minutes. We can automatically connect with more than 3,500 banks, so no complicated paperwork is required to fund your account.
01
02
03
Browse Properties
Select a property that fits your goal from our huge variety of hand-picked properties.
View Details & Invest
View detailed metrics for that property like Rental Yield, etc. and invest like institutions.
Earn and Track
You have full visibility into the performance of your investment. Track your total current.

Our business model is very simple: we plan to buy single-family rental homes via selling SEC-regulated shares to our community of fractional investors. The house may then be rented and managed by a property management company, who oversee each home in our portfolio.

Our business model generates income from charging an acquisition fee on each home we purchase, earning a portion of the rental income each home generates, earning brokerage commissions on each home purchased and sold, and earning a portion of the proceeds when the home is eventually sold.

> **"The real estate market size was estimated at USD 3.69 trillion in 2021 and is expected to reach USD 3.81 trillion in 2022."**
>
> ---
> *Grandview Research*

MARKET

Huge Pool of Underserviced Potential Investors



Total Available Market (TAM) is 100 million potential investors
Population by Age
Age in years
20 to 24
25 to 29
30 to 34
35 to 39
40 to 44
45 to 49
50 to 54
55 to 59
60 to 64
65 to 69
70 to 74
11.6
11.35
10.84
11.84
11.47
11.3
10.97
10.82
10.61
9.84
9.78
10.43
10.37
10.37
10.6
10.3
10.82
8.97
9.76
7.04
8.12

Source: Statisa

The population of our demographic (18-40) is over 100 million. If we can assume that at least 10% of that population has at least $100 to invest in real estate, it creates a potential fractional investor market cap of over a billion dollars.

Homevest targets various areas in various states in the USA by looking for specific characteristics in the properties they purchase. These characteristics include curb appeal, migration patterns, low tax rates, and other factors that can impact the value of the property and the potential for rental income.

Homevest aims to identify properties that meet the needs of renters and provide them with a high-quality living experience. By targeting various areas in various states in the USA and looking for specific characteristics in the properties they purchase, Homevest can provide investors with access to a diverse range of real estate markets and investment opportunities.

Vacancy Rates


12.50%
10.00%
7.50%
5.00%
2.50%
0.00%
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

Source: St.LouisFed.org

Average Home Prices for Single Family Homes


$500,000
$400,000
$300,000
$200,000
$100,000
$0
06/01/2022
07/01/2022
08/01/2022
09/01/2022
10/01/2022
11/01/2022
12/01/2022
1/01/2023
2/01/2023
3/01/2023
4/01/2023
5/01/2023
6/01/2023

Source: Ycharts.com

Target Markets


North Carolina
South Carolina
Georgia
Florida

SUCCESS TO DATE

What is Homevest's competitive advantage?

In addition to our experienced real estate team and rigorous vetting process, Homevest's competitive advantage lies in its ability to leverage the power of fractional investing. Fractional investment allows Homevest to make cash offers on each of the target properties. This allows us to negotiate lower prices on better properties. Additionally, not having regular financing interest payments allows us to maintain more attractive rental yields.

To the seller, cash offers have the following benefits:

- **Confidence in the deal going through:**
  With cash, the buyer either has the money or they don't. If the seller has verified the proof of funds, they know they'll be able to close. This gives the seller a greater level of certainty.
- **Faster process:**
  Closing a cash transaction can take as little as two weeks, while getting a mortgage approval can take 45 to 60 days.
- **Fewer contingencies:**
  Cash buyers tend to be less likely to request an appraisal, a home inspection, or other contingencies.
- **Simpler closing:**
  Without a lender involved, there's much less to review and sign off on to close the deal.
- **No appraisal stress:**
  Lenders require an appraisal before approving a mortgage, but with a cash offer, there's no appraisal. The home's value is whatever the buyer is willing to pay

TEAM



Michael Uhr

Co-Founder / Chairman

Over 30 years of single-family home investment experience. Michael also led a public company in the security space to a successful exit in excess of $60 million dollars.



Michael Corkery

CFA - Co-Founder

A highly experienced finance and investment professional and real estate agent, with over 20 years of private equity real estate experience.



Robert Smith

Advisor

Over 30 years of single-family home investment experience. Robert led a company that raised $100 million and acquired over 1000 homes.

USE OF PROCEEDS

If the offering's maximum amount of $1,234,996 is raised:

Use	Value	% of Proceeds
App Development	$500,000	40.5%
Salaries	$500,000	40.5%
Marketing & Social Media Strategy	$174,482	14.1%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Membership Units, under registration exemption 4(a)(6), in homevest.io LLC, doing business as Homevest. This offering must raise at least $10,000 by May 31, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Homevest may issue additional securities to raise up to $1,234,996, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

$$\begin{array}{r l} & 2{,}002{,}127 \text{ units} \\ \times & \$6.11 \text{ per unit} \\ \hline & \$12{,}232{,}996 \text{ implied valuation} \end{array}$$

FINANCIALS

Homevest's official name is homevest.io LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on November 27, 2023
- Form C/A on December 4, 2023
- Form C/A on January 30, 2024
- Form C/A on March 25, 2024
- Form C/A on April 30, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Apr 30, 2024 • Filed Form C/A

Apr 2, 2024 • We are thrilled to share some exciting news...

Mar 25, 2024 • Filed Form C/A

Jan 30, 2024 • Filed Form C/A

Dec 4, 2023 • Filed Form C/A

Dec 1, 2023 • Primary offering of 202,127 units at $6.11

Nov 27, 2023 • Filed Form C

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